EXHIBIT I

                   MANAGEMENT SERVICES AGREEMENT

     This MANAGEMENT SERVICES AGREEMENT (the "Agreement") is made as of August ___, 1995 by and between Triarc Companies, Inc., a Delaware corporation ("Triarc"), and Mistic Brands, Inc. a
Delaware corporation (the "Company").

          Triarc currently provides certain contract management services to certain of its subsidiaries (the "Subsidiaries"), and the Company wishes to have Triarc provide management services to it.

          Triarc and the Company desire to enter into this Agreement to set forth the terms and conditions upon which Triarc will provide certain management services to the Company.

          Accordingly, the parties hereto agree as follows:

     1. Term. The term of this Agreement shall be effective as of January 1, 1996 and shall continue until December 31, 1996 (the "Original Term"), and thereafter shall automatically be extended for successive one year periods (the Original Term, as so extended, the "Term") unless either party hereto notifies the other party hereto at least 90 days prior to the then scheduled end of the Term of its desire that this Agreement be terminated; provided, however, that if any of the Subsidiaries decides not to renew its respective management services agreement with Triarc, then Triarc shall notify the Company of such decision and the Company shall have the right, exercisable within 30 days after receiving such notice from Triarc, not to renew this Agreement.

     2. Services to be Provided. Triarc shall provide to the Company during the Term the services listed in this Agreement and such other management services as the Company may reasonably request (collectively, the "Services"). Such Services shall include the following:

          a. Legal. Expertise and assistance in legal matters, including any reporting obligations of the Company under the Securities Exchange Act of 1934, and the services of a Corporate Secretary and such other support staff as Triarc shall reasonably consider to be appropriate and necessary to handle such matters.

          b. Accounting. Expertise and assistance in financial presentation and planning and such services as are reasonably necessary for the Company to comply with its financial reporting obligations to third parties, including report preparation, compliance with Generally Accepted Accounting Principles, footnote disclosure, compilation and review.

          c. Finance. Expertise and assistance in treasury functions, (including ensuring that the Company is in compliance with current lender requirements, monitoring of debt covenants, negotiation of waivers and exceptions, monitoring of cash flow and negotiation of lines of credit), expertise and assistance in evaluating and facilitating financing sources and opportunities, and providing of such other financial expertise as may be required from time to time.

          d. Tax. Services and expertise required for all federal, state and local tax preparation, planning and audits.

          e. Risk Management. Services of a risk manager and appropriate support staff to obtain and maintain insurance policies covering property and casualty, workers compensation, comprehensive general liability and other risks.

          f.   Information Technology.  Expertise and
     assistance in connection with the design, installation and maintenance of computer and data systems.

          g. Benefits Design and Administration. Services and expertise relating to the design and administration of employee benefit plans, including executive compensation arrangements, retirement plans, and health insurance programs.

          h. Investor Relations. Expertise and assistance in connection with investor relations and other communications.

          i. Other. Such other services as the parties hereto may agree are necessary for the efficient and profitable operations of the Company.

     3. Fees. In consideration for the providing of the Services, the Company agrees to pay with respect to each fiscal quarter of Triarc (each a "Triarc Quarter") a service fee (the "Fee") equal to the product of (i) 1.05 and (ii) the product of
(1) the Service Cost (as defined in Section 4 below) incurred during such Triarc Quarter and (2) a fraction, the numerator of which is the greater of (x) the Company's EBITDA (as defined in this Section 3 below) for the most recent period consisting of four full fiscal quarters of the Company which ended immediately prior to the first day of the Triarc Quarter for which the Fee is being computed (the "Reference Period") and (y) 10% of the Company's net sales for such Reference Period, and the denominator of which is the sum of the numerators for all of the Subsidiaries for such Triarc Quarter. For example, the Fee for the fiscal quarter of Triarc beginning January 1, 1996 and ending March 31, 1996 shall be computed based on the Service Cost incurred by Triarc during such period, and the numerator for the Company shall be the greater of the Company's EBITDA or 10% of its net sales for the period of four fiscal quarters ended December 31, 1995. For purposes of this Agreement, EBITDA for any time period means operating profit (loss) for such period plus depreciation for such period, amortization during such period and non-recurring charges such as restructuring charges for such period. The parties hereto agree and acknowledge that the Fee payable hereunder will be subordinated in the manner and to the extent set forth in that certain Affiliate Subordination Agreement between the Company and The Chase Manhattan Bank (National Association), as Agent, and shall be subject to Sections 8.08 and 8.13 of that certain Credit Agreement, among the Company, the lenders signatory thereto and The Chase Manhattan Bank (National Association), as Agent.

     4. Service Cost. The term "Service Cost" with respect to any Triarc Quarter means 94.8% of the aggregate of (i) all direct and indirect cash costs which are incurred by Triarc during such Triarc Quarter and which are, in the reasonable business judgment of Triarc, necessary for the efficient and profitable operations of the Subsidiaries (including but not limited to all cash costs of (a) personnel, (b) operating expenses (such as office costs, travel and entertainment), (c) overhead costs (such as costs for office space and assets), (d) fees and other amounts paid to third parties, and (e) any and all cash costs incurred in connection with the termination or maintenance of any services or expenses incurred under this Agreement or any prior agreement that Triarc in its business judgment no longer considers appropriate or useful to the long term benefit of the Subsidiaries); provided, however, that service costs shall not include costs to acquire or place in service any capital assets; and (ii) depreciation charged to the profit and loss statement of Triarc during such Triarc Quarter in respect of any capital assets in accordance with generally accepted accounting principles.

     5. Billing. Triarc shall submit to the Company on or before the 25th day of the first month within each Triarc Quarter its good faith estimate of the Service Cost Triarc expects to incur with respect to such Triarc Quarter and the estimated Fee payable by the Company with respect to such Triarc Quarter. The Company shall pay one-third of the estimated Fee, up to a maximum of $166,650 per month, on the last day of each month during such Triarc Quarter, with any portion of the estimated Fee for any Triarc Quarter in excess of $500,000 to be paid on the last day of such Triarc Quarter. Within 45 days after the end of each Triarc Quarter, Triarc shall submit a statement to the Company reconciling the differences, if any, between the estimated Fee paid by the Company with respect to such Triarc Quarter and the actual Fee payable by the Company with respect to such Triarc Quarter. Such difference, if any, shall be added to or subtracted from, as the case may be, the first monthly payment due following the Company's receipt of such statement.

     For example, for the Triarc Quarter beginning January 1, 1996 and ending March 31, 1996, Triarc will submit an estimate of the Service Cost for such quarter to the Company by January 25, 1996. The estimated Fee payable by the Company will be computed by reference to the greater of the Company's EBITDA or 10% of its net sales for the period of the four fiscal quarters ended December 31, 1995. The Company will pay one-third of the estimated Fee on each of January 31, February 28 and March 31. Triarc will submit a statement to the Company reconciling the actual fee with the estimated Fee on or before May 15, 1996. The reconciling amount will be added to or subtracted from, as the case may be, the amount payable by the Company to Triarc on May 31, 1996.

     The full amount of all costs to acquire or place in service capital assets shall be billed by Triarc at the time it acquires such capital assets. The Company shall advance to Triarc its allocable share of such capital assets, computed in accordance with the fraction described in Section 3 hereof. Such advances shall be deemed repaid to the extent of the depreciation charged to the profit and loss statement of Triarc in respect of such capital assets.

     6. Limitation on Liability. Triarc will use commercially reasonable efforts, skill and judgment to discharge properly its duties hereunder, but shall have no liability with respect to, and shall not be obligated to indemnify or hold harmless the Company, or the officers, directors, employees, agents or other representatives of the Company from or against any cost, loss, expense, damage or liability arising out of or otherwise in respect of the performance of the Services, except any such cost, loss, expense, damage or liability resulting from the gross negligence, willful misfeasance, willful malfeasance or fraud of Triarc or its officers, employees or agents.

     7. Not Employees of the Company. Employees of Triarc engaged in performing the Services shall under no circumstances be considered to be employees of the Company.

     8. Independent Contractor. In performing the Services, Triarc shall be an independent contractor, and neither party hereto shall be deemed to be an agent, partner or co-venturer of the other due to the terms and provisions of this Agreement.

     9. Entire Agreement; Waivers and Amendments. This Agreement sets forth the entire understanding between the Company and Triarc relating to the subject matter hereof. Except as provided herein, this Agreement shall not be modified or amended, and no provision hereof shall be waived, except by an instrument in writing signed by both parties hereto, or in the case of a waiver, by the party hereto against whom such waiver is sought to be enforced.

     10. Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without regard to the conflict of laws principles thereof.

     11. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or overnight express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed by overnight mail, the day after the date of deposit with a reputable courier service, or if mailed by non-overnight certified or registered mail, five days after the date of deposit in the United States mails, as follows:

          (i)  if to the Company to:

          Mistic Brands, Inc.
          2525 Palmer Avenue
          New Rochelle, NY 10801

          Attention:     President
          Facsimile:     (914) 637-0020

          (ii)  if to Triarc to:

          Triarc Companies, Inc.
          900 Third Avenue
          New York, NY 10022

          Attention:     Executive Vice President
                         and General Counsel
          Facsimile:     (212) 230-3216

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

     12. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date first above written.

TRIARC COMPANIES, INC.   MISTIC BRANDS, INC.

By:  Brian L. Schorr               By:  Michael Weinstein
     Name:  Brian L. Schorr        Name:  Michael Weinstein
     Title:  Executive Vice        Title:  Chief Executive
             President and                 Officer
            General Counsel

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